VOTING AND OPTION AGREEMENT

Voting and Option Agreement (this "Agreement"), dated as of
January __, 2004 by and among Imperial Parking Management, LLC, a Delaware limited liability company ("Parent"), and the stockholder(s) listed on the signature pages hereto
(collectively, the "Stockholders").

	WHEREAS, simultaneously with the execution and delivery of this Agreement, Parent, IPK Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and Imperial Parking Corporation., a Delaware corporation (the "Company"), are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), providing, among other things, for the merger of Merger Sub with and into the Company with the Company continuing as the surviving corporation and wholly owned subsidiary of Parent (the "Merger"); and

	WHEREAS, as of the date hereof, each Stockholder is the Beneficial Owner (as defined below) of, and has the sole right to vote and dispose of that number of shares of common stock, par value $0.01 per share of the Company (the "Company Shares"), set forth beside such Stockholder's name on Schedule A hereto; and

	WHEREAS, concurrently with the execution of the Merger Agreement, and as a condition to Merger Sub and Parent entering into the Merger Agreement and incurring the obligations set forth therein, Parent has required that the Stockholders enter into this Agreement and that certain other substantial stockholders of the Company enter into agreements to vote their shares in favor of the Merger Agreement and to take and or refrain from taking the other actions specified therein;

	NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

	Capitalized terms used but not defined in this Agreement are used in this Agreement with the meanings given to such terms in the Merger Agreement. In addition, for purposes of this
Agreement:

	"Affiliate" means, with respect to any specified Person, any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. For purposes of this Agreement, with respect to any Stockholder, "Affiliate" shall not include the Company and the Persons that directly, or indirectly through one or more intermediaries, are controlled by the Company. For the avoidance of doubt, however, no officer or director of the Company shall be deemed an Affiliate of another officer or director of the Company by virtue of his or her status as a director or officer of the Company.


	"Alternative Transaction" means (a) any transaction of the type described in the definition of Acquisition Proposal contained in the Merger Agreement other than the transactions contemplated by the Merger Agreement and (b) any other action, agreement or transaction that would result in a breach of any representation, warranty, covenant or other obligation or agreement of the Company contained in the Merger Agreement (or of any Stockholder contained in this Agreement).

	"Beneficially Owned" or "Beneficial Ownership" with respect to any securities means having beneficial ownership of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act, disregarding the phrase "within 60 days" in paragraph (d)(1)(i) thereof), including pursuant to any agreement, arrangement or understanding, whether or not in writing.

	"Beneficial Owner" with respect to any securities means a Person that has Beneficial Ownership of such securities.

	"Equity Interest" means with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non-voting) of, such Person's capital stock or other equity interests (including, without limitation, partnership or membership interests in a partnership or limited liability company or any other interest or participation that confers on a Person the right to receive a share of the profits and losses, or distributions of assets, of the issuing Person) whether outstanding on the date hereof or issued after the date hereof.

	"Person" means an individual, corporation, limited liability company, partnership, association, trust or any other entity or organization, including any Governmental Entity (as defined in the Merger Agreement).

	"Subject Shares" means, with respect any Stockholder, without duplication, (i) Company Shares Beneficially Owned by such Stockholder on the date hereof as described on Schedule A hereto, (ii) any additional Company Shares acquired by such Stockholder or over which it acquires Beneficial Ownership after the date hereof and prior to the Effective Time, (iii) any Equity Interests of any Person that such Stockholder is or becomes entitled to receive by reason of being a holder of any of the Subject Shares, and (iv) any Equity Interests or other property into which any of such Subject Shares shall have been or shall be converted or changed, whether by amendment to the certificate of incorporation of the Company, merger, consolidation, reorganization, reclassification, capital change or otherwise.

	"Transfer" means, with respect to a security, the sale, transfer, pledge, hypothecation, encumbrance, assignment or disposition of such security or the Beneficial Ownership thereof and each option, agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing. As a verb, "Transfer" shall have a correlative meaning.



ARTICLE II
VOTING AND RELATED COVENANTS OF THE STOCKHOLDERS

	Section 2.1 Agreement to Vote. Each Stockholder agrees that at any meeting of the stockholders of the Company held prior to the Expiration Date (as defined in Section 5.13), however called, and at every adjournment or postponement thereof prior to the Expiration Date, or in connection with any written consent of, or any other action by, the stockholders of the Company given or solicited prior to the Expiration Date, such Stockholder shall vote, or provide a consent with respect to, all of the Subject Shares entitled to vote or to consent thereon
(a) in favor of approval of adoption of the Merger Agreement and the transactions contemplated thereby, and any actions required in furtherance thereof and (ii) against any Alternative Transaction.

	Section 2.2  Revocation of Proxies; Cooperation.  Each
Stockholder agrees as follows:

	(a)	Such Stockholder hereby represents and warrants that
any proxies heretofore given by such Stockholder in respect of the Subject Shares are not irrevocable and such Stockholder, except as set forth on Schedule A hereto, hereby revokes any and all such prior proxies with respect to such Subject Shares.
Prior to the Expiration Date, except as set forth on Schedule A hereto, such Stockholder shall not directly or indirectly grant any proxies or powers of attorney with respect to the matters set forth in Section 2.1, deposit any of the Subject Shares into a voting trust or enter into a voting agreement (other than this Agreement) with respect to any of the Subject Shares.

	(b)	At the Company's expense, such Stockholder will
provide information reasonably requested by the Company, Parent or Merger Sub for any regulatory application or filing made or approval sought for, or in connection with, the Merger and the other transactions contemplated by the Merger Agreement.

	(c)	Such Stockholder will take all action necessary to (i)
in connection with any duly held and called meeting of stockholders of the Company, or any written consent of, or other action by, the stockholders of the Company, prior to the Expiration Date, vote the Subject Shares in accordance with the terms of this Agreement, (ii) assuming the consummation of the Merger in accordance with the terms of the Merger Agreement, permit the Subject Shares to be acquired in the Merger and (iii) prevent creditors in respect of any pledge of such shares from exercising their rights under such pledge in a manner inconsistent with the terms of this Agreement.

	Section 2.3 No Solicitation. Each Stockholder agrees that:

	(a)	Such Stockholder shall not, and shall cause its
Affiliates and its and their directors, employees, attorneys, accountants, advisors, representatives and agents (" Representatives") not to, directly or indirectly, (i) solicit or initiate or knowingly encourage or take any other action to facilitate the submission of any Acquisition Proposal or any other proposal related to an Alternative Transaction or initiate an Alternative Transaction, (ii) participate or engage in substantive discussions or negotiations with, or disclose or provide any non-public information relating to the Company or its Subsidiaries to, or knowingly facilitate any inquiries by, any Person who is at such time, making or contemplating any proposal that constitutes, or that would reasonably be expected to lead to, any Acquisition Proposal or any Alternative Transaction, (iii) knowingly facilitate the making of any proposal that constitutes, or that would reasonably be expected to lead to, any Acquisition Proposal or Alternative Transaction,
(iv) approve, endorse, recommend or vote for any Acquisition Proposal or Alternative Transaction, or (v) enter into any agreement or agreement in principle, letter of intent or similar document contemplating or otherwise relating to any Acquisition Proposal or Alternative Transaction. Notwithstanding the foregoing, the restrictions contained in this Section 2.3(a) shall not be applicable at any time that the Company and the Company Representatives are permitted to take the actions described in clause (ii) of subsection (b) of Section 5.2 of the Merger Agreement.

	(b)	Notwithstanding anything to the contrary contained in
this Agreement: (i) the provisions of this Agreement apply solely to such Stockholder when acting in his or its capacity as a stockholder of the Company and not when acting or purporting to act as a representative or an officer or director of the Company (it being understood that the Company has separate and independent obligations to Parent and Merger Sub under the Merger Agreement); and (ii) none of the provisions of this Agreement shall be construed to prohibit, limit or restrict such Stockholder, any of its Affiliates or any of their respective representatives (A) who is a member of the Board of Directors of the Company from exercising his fiduciary duties to the Company by voting or taking other action in his capacity as a director or (B) who is an officer or employee of the Company from taking any action whatsoever in such capacity.

	Section 2.4  No Transfer of Subject Shares; Publicity.
Each Stockholder agrees that:

	(a)	During the term of this Agreement, such Stockholder
shall not (i) subject any of the Subject Shares to, or suffer to exist on any of the Subject Shares, any Encumbrances or (ii) Transfer or agree to Transfer any of the Subject Shares (other than by operation of the Merger) or grant any proxy or power-of-attorney with respect to any of the Subject Shares. The foregoing restrictions will not apply to Transfers to Affiliates of such Stockholder who have executed an instrument, in form and substance reasonably satisfactory to Parent, agreeing to be bound by this Agreement to the same extent as such Stockholder with respect to the Subject Shares to which such Transfer relates; provided that such Stockholder shall remain liable for any failure by such Affiliate to so perform under this agreement.

	(b)	Unless required by applicable law or in connection
with any mandatory regulatory or other filings, neither such Stockholder nor any of its Affiliates or Representatives shall make any press release or public announcement with respect to the business or affairs of the Company, Parent or Merger Sub, including this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby, without the prior consent of Parent.

	Section 2.5 No Appraisal. Each Stockholder agrees not to make a written demand for appraisal in respect of the Subject
Shares in accordance with Section 262 of the Delaware General
Corporation Law in connection with the Merger.



ARTICLE III
GRANT OF OPTION TO PURCHASE SUBJECT SHARES

	Section 3.1  Grant of Option

	(a)	Each Stockholder hereby grants to Parent an
irrevocable option (the "Option") to purchase all , but not less than all, of the Subject Shares at a price per share equal to Twenty-Six Dollars ($26.00). The Option may be exercised at any time on or prior to the date (the "Option Expiration Date") that is 10 business days after the date of the termination of the Merger Agreement if the Merger Agreement has been terminated in accordance with Section 8.1(g) thereof.

	(b)	In the event that Parent wishes to exercise the
Option, Parent shall send a written notice to the Stockholders identifying the place and date (not less than two nor more than ten business days from the date of the notice) of the closing of such purchase (the "Option Closing"). At the Option Closing, Parent shall deliver to the Stockholders, in immediately available funds, the aggregate exercise price due for the Subject Shares against delivery of the Subject Shares to Parent.

	(c)	If transfer of the Subject Shares upon exercise of the
Option (i) requires any governmental or other approval and such approval has not been obtained, and (ii) either (A) a third party has commenced a tender offer or exchange offer that, if consummated, would result in any third party beneficially owning
10% or more of any class of equity securities of the Company or any of its subsidiaries and fewer than five (5) business days remain before expiration of the tender offer period or (B) the stockholders of the Company have approved a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, then Parent may elect (in its sole discretion) to have the Stockholders tender their Subject Shares and receive the consideration therefor or, in the event of a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, take the actions necessary to receive the consideration to which the Stockholders Shares are entitled and have the Stockholders hold the proceeds in trust to be delivered to Parent upon payment of the aggregate Option exercise price to the Stockholders;
provided, however, that Parent, in making such election, may require (in which case the Stockholders shall take all reasonable steps to ensure) that payment with respect to the Subject Shares (the "Share Payment") is made to Parent, and in such event Parent shall pay, by wire transfer of immediately available funds to the Stockholders, the aggregate exercise price within three (3) business days after Parent's receipt of the Share Payment.

	(d)	As consideration for the Option, if the Merger is
consummated or if Parent acquires one hundred percent (100%) of the issued and outstanding Company Stock within 180 days following Parent's exercise of the Option (in either case, a "Company Transaction"), then Parent shall pay, or shall cause the Company to pay, to Bear Stearns in consideration of investment banking services provided to Stockholders an aggregate amount equal to seventy-five percent (75%) of the amount, if any, by which the sum of US$1,550,000 (the "Maximum Transaction Costs") exceeds the Total Post-November Transaction Costs (as hereinafter defined). As used herein, the term "Total Post-November Transaction Costs" shall mean (i) the amount of the Post-November Transaction Costs (as such term is defined in the Merger Agreement) plus (ii) any other costs or expenses incurred by the Company after the closing of a Company Transaction in connection with such Company Transaction. If a Company Transaction does not occur or if the Total Post-November Transaction Costs exceed the Maximum Transaction Costs, then neither Parent nor any of its Affiliates shall be required to make any payment to the Stockholders in consideration for the Option.

ARTICLE IV
REPRESENTATIONS, WARRANTIES AND ADDITIONAL COVENANTS
OF THE STOCKHOLDERS

Each Stockholder represents, warrants and covenants to Parent that:

	Section 4.1 Ownership. Such Stockholder is the Beneficial Owner of the Subject Shares identified on Schedule A hereto and such shares constitute all of the capital stock of the Company Beneficially Owned by such Stockholder. Such Stockholder has good, valid and marketable title to all of such shares, free and clear of all Encumbrances, liens, claims, options, proxies, voting agreements and security interests and has the sole right to vote and dispose of such Subject Shares and there are no restrictions on rights of disposition or other Encumbrances pertaining to such Subject Shares, in each case except as described on Schedule A. None of the Subject Shares is subject to any voting trust or other contract with respect to the voting thereof, and no proxy, power of attorney or other authorization has been granted with respect to any of such Subject Shares.

Section 4.2  Authority and Non-Contravention.

	(a)	If such Stockholder is not a natural person, such
Stockholder is duly organized, validly existing and, to the extent applicable under applicable law, in good standing under the laws of its jurisdiction of organization.

	(b)	Assuming due authorization, execution and delivery of
this Agreement by Parent, this Agreement has been duly and validly executed and delivered by such Stockholder and constitutes the legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms except (i) to the extent limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. Such Stockholder has all necessary power, authority and legal capacity to execute and deliver this Agreement and to perform its obligations under this Agreement and no other corporate or similar proceedings or actions on the part of such Stockholder are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby. If such Stockholder is a corporation, limited liability company or partnership, such actions have been duly authorized and approved by all necessary corporate, limited liability company or partnership action, as the case may be, of such Stockholder.

	(c)	Such Stockholder is not nor will it be required to
make any filing with or give any notice to, or to obtain any consent from, any Person in connection with the execution, delivery or performance of this Agreement or obtain any Permit from any Governmental Entity for any of the transactions contemplated hereby, except as may be required by Section 13 or
Section 16 of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder.

	(d)	Neither the execution and delivery of this Agreement
by such Stockholder nor the consummation of the transactions contemplated hereby does or will (whether with notice or lapse of time or both) (i) in the event such Stockholder is a corporation, limited liability company or partnership, conflict with, result in any violation of or require any consent under any provision of the governing documents of such Stockholder,
(ii) conflict with, result in any violation of, require any consent under or constitute a default by such Stockholder under any mortgage, bond, indenture, agreement, instrument or obligation to which such Stockholder is a party or by which it or any of such Stockholder's assets (including the Subject
Shares) are bound, or violate any Permit of any Governmental
Entity, or any law or order to which such Stockholder, or any of its assets (including the Subject Shares), may be subject, or
(iii) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned by such Stockholder (including the Subject Shares).

	Section 4.3 Total Shares. Except as set forth on Schedule A hereto, such Stockholder, except with respect to stock options disclosed pursuant to the Merger Agreement, is not the Beneficial Owner of, and does not have (whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing) any right to acquire, and has no other interest in or voting rights with respect to, any Company Shares or any securities convertible into or exchangeable or exercisable for Company Shares

	Section 4.4 Reliance. Such Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Stockholder's execution, delivery and performance of this Agreement.

ARTICLE V
REPRESENTATIONS, WARRANTIES AND COVENANTS OF PARENT

	Section 5.1 Authority. Parent represents, warrants and covenants to the Stockholders that, assuming due authorization, execution and delivery of this Agreement by the Stockholders, this Agreement constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms except (i) to the extent limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. Parent has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby have been duly and validly authorized by the Management Committee of Parent and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent.

	Section 5.2 No Violation. Neither the execution and delivery by Parent or Merger Sub of this Agreement or the Merger Agreement nor the consummation by Parent or Merger Sub of the transactions contemplated hereby or thereby does or will (a) violate, conflict with or result in any breach of any provision of the certificate of formation or operating agreement of Parent, or the certificates of incorporation or bylaws of Merger Sub; or (b) violate, conflict with, result in a breach of any provision of, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, result in the termination, cancellation or amendment or in a right of termination, cancellation or amendment of, accelerate the performance required by or benefit obtainable under, result in the triggering of any payment or other obligations pursuant to, result in the creation or imposition of any Encumbrance upon any of the properties of Parent or Merger Sub.

	Section5.3. Investment Intent. Any Shares to be acquired upon exercise of the Option will be acquired by Parent for its own account and not with a view to the public distribution thereof and will not be transferred except in compliance with the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

ARTICLE V
GENERAL PROVISIONS

	Section 6.1 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidents of ownership of or with respect to the Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain and belong to the Stockholders, and Parent shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct the Stockholders in the voting of any of the Subject Shares, except as otherwise expressly provided herein or in the Merger Agreement.

	Section 6.2 Notices. All notices, consents, waivers and other communications under this Agreement shall be in writing
(including facsimile or similar writing) and shall be given:

	(a)	If to Parent, to:

		Imperial Parking Management, LLC
		6120 Parkland Blvd., Suite 301
		Mayfield Heights, OH  44124
		Attention:  Walter Stuelpe

	With a copy (which will not constitute notice) to:

		Calfee, Halter & Griswold LLP
		1400 McDonald Investment Center
		800 Superior Avenue
		Cleveland, Ohio 44114-2688
		Attention:  Neil J. Whitford

	(b)	If to a Stockholder, to such Stockholder's address set
forth on Schedule A hereto.

	With a copy (which will not constitute notice) to:

		Kirkland & Ellis LLP
		Citigroup Center
		153 East 53rd Street
		New York, New York 10022-4675
		Attention:  Stephen Fraidin

or to such other address or facsimile number as a party may hereafter specify for the purpose by notice to the other parties hereto. Each notice, consent, waiver or other communication under this Agreement shall be effective only (a) if given by facsimile, when the facsimile is transmitted to the facsimile number specified in this Section and the appropriate facsimile confirmation is received or (b) if given by overnight courier or personal delivery when delivered at the address specified in this Section.

	Section 6.3 Further Actions. Upon the request of any party to this Agreement, the other party will (a) furnish to the requesting party any additional information, (b) execute and deliver, at their own expense, any other documents and (c) take any other actions, in each instance, as the requesting party may reasonably require to more effectively carry out the intent of the specific provisions of this Agreement. Parent shall pay all of Stockholders' expenses in connection with this Section 6.3.

	Section 6.4 Entire Agreement and Modification. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to its subject matter and constitutes (along with the documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended, supplemented or otherwise modified except in a written document executed by the party against whose interest the modification will operate.

	Section 6.5 Drafting and Representation. The parties agree that the terms and language of this Agreement were the result of negotiations between the parties and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

	Section 6.6 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without affecting the validity or enforceability of the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

	Section 6.7 No Third-Party Rights. A Stockholder may not assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of Parent. Parent may not assign any of its rights or delegate any of its obligations under this Agreement with respect to the Stockholders without the prior written consent of the Stockholders. This Agreement will apply to, be binding in all respects upon, and inure to the benefit of each of their respective successors, personal or legal representatives, heirs, distributes, devisees, legatees, executors, administrators and permitted assigns of the Stockholders and the successors and permitted assigns of Parent. Nothing expressed or referred to in this Agreement will be construed to give any Person, other than the parties to this Agreement, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement except such rights as may inure to a successor or permitted assignee under this Section.

	Section 6.8 Enforcement of Agreement. Each Stockholder acknowledges and agrees that Parent could be damaged irreparably if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by such Stockholder could not be adequately compensated by monetary damages. Accordingly, each Stockholder agrees that, (a) it will waive, in any action for specific performance, the defense of adequacy of a remedy at law, and (b) in addition to any other right or remedy to which Parent may be entitled, at law or in equity, Parent will be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

	Section 6.9 Waiver, Etc. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by a party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in a written document signed by the other party,
(b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given, and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement. Notwithstanding anything in this Agreement or the Merger Agreement, if the Option is exercised, neither Parent nor any of its Affiliates shall have any claim whatsoever arising out of or in connection with this Agreement or the Merger Agreement against any of the Stockholders or any of their Affiliates (other than the Company), and any and all such claims will be irrevocably waived upon exercise of the Option. The parties agree that the contingent release and waiver contained in the preceding sentence shall not apply to the right of Parent or any of its Affiliates to receive the Termination Fee or Expense Reimbursement, if applicable, pursuant to the terms of the Merger Agreement.

	Section 6.10  Governing Law.  This Agreement will be
governed by and construed under the laws of the State of Delaware applicable to contracts made and to be performed entirely in such State.

	Section 6.11 Consent to Jurisdiction. Except as otherwise expressly provided in this Agreement, the parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in the Court of Chancery of the State of Delaware, County of New Castle or, if such court does not have jurisdiction over the subject matter of such proceeding or if such jurisdiction is not available, in the United States District Court for the District of Delaware, and each of the parties hereby consents to the exclusive jurisdiction of those courts (and of the appropriate appellate courts therefrom) in any suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any suit, action or proceeding in any of those courts or that any suit, action or proceeding which is brought in any of those courts has been brought in an inconvenient forum. Process in any suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any of the named courts. Without limiting the foregoing, each party agrees that service of process on it by notice as provided in Section 5.2 shall be deemed effective service of process. EACH OF THE PARTIES HERETO HEREBY
IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR
COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE)
ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

	Section 6.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same instrument.

	Section 6.13 Termination. This Agreement shall terminate upon the earlier to occur of (a) the Effective Time (as defined in the Merger Agreement), or (b) the Option Expiration Date.

	Section 6.14 Expenses. Except (a) as otherwise provided in this Agreement and (b) for up to $10,000 of the fees and expenses of the Stockholders' legal counsel in connection with this Agreement (which amount shall be paid by Parent to such legal counsel promptly after being rendered an invoice therefor), all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses. Nothing in this Agreement shall be deemed to limit the obligations of the Company pursuant to Section 10.2 of the Merger Agreement.

	Section 6.15 Headings; Construction. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement (a) words denoting the singular include the plural and vice versa, (b) "it" or "its" or words denoting any gender include all genders, (c) the word "including" shall mean "including without limitation," whether or not expressed, (d) any reference herein to a Section, Article, Paragraph, Clause or Schedule refers to a Section, Article, Paragraph or Clause of or a Schedule to this Agreement, unless otherwise stated, and (e) when calculating the period of time within or following which any act is to be done or steps taken, the date which is the reference day in calculating such period shall be excluded and if the last day of such period is not a business day, then the period shall end on the next day which is a business day.


IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

IMPERIAL PARKING MANAGEMENT, LLC

By: s/___________________________

Its:___________________________


STOCKHOLDERS:

GOTHAM PARTNERS, L.P.

By: Section H Partners, L.P.
       its General Partner

By: Karenina Corporation,
       a general partner of
       Section H Partners, L.P.


By: s/
       William A. Ackman
        President

GOTHAM PARTNERS, III L.P.

By: Section H Partners, L.P.
       its General Partner

By: Karenina Corporation,
       a general partner of
       Section H Partners, L.P.


By: s/
       William A. Ackman
        President







GOTHAM INTERNATIONAL
ADVISORS, L.L.C.


By: s/
       William A. Ackman
        Senior Managing Member


GOTHAM HOLDINGS
MANAGEMENT, L.L.C.


By: s/
       William A. Ackman
        Managing Member





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